Exhibit 24


STATE OF GEORGIA

COUNTY OF FULTON

LIMITED POWER OF ATTORNEY

	The undersigned hereby constitutes and appoints Rebecca M. Dunn, Corporate Secretary, Marcy A. Bass, Assistant Corporate Secretary, or Deborah F. Baker, Assistant Corporate Secretary, and any of them, or their successors in office, as attorneys in fact to execute and cause to be filed from time to time with the United States Securities and Exchange Commission (the "Commission") in his name, place and stead, reports pursuant to Section 16(a) of the Securities and Exchange
Act of 1934, as amended, as to his beneficial ownership of securities of BellSouth Corporation. This power shall remain in force until revoked in writing and may be relied upon by the Commission as being in force until it is notified in writing of such revocation.

	IN WITNESS WHEREOF, the undersigned has herewith set his hand on this 30th day of January, 2006.



/s/ Raymond E. Winborne, Jr.
Raymond E. Winborne, Jr.
















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